Exhibit 4.5

PARTNER COMMUNICATIONS COMPANY LTD.

AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

As last adopted by the Compensation Committee on March 9, 2016 and by the Board of Directors on March 13, 2016

1.	Purpose

This Partner Communications Company Ltd. 2004 Equity Incentive Plan (formerly known as the Partner Communications Company Ltd. 2004 Share Option Plan), as amended from time to time, (the “Plan”) is intended to promote the interests of Partner Communications Company Ltd. (the “Company”) and its shareholders by providing employees, directors and officers, and advisors of the Company or any Affiliate with appropriate incentives and rewards to encourage them to enter into and continue in the employ of, or service to, the Company or any Affiliate and to acquire a proprietary interest in the long-term success of the Company. The Plan is designed to enable employees, directors and officers of the Company or any Affiliate to benefit from the provisions of Section 102 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

2.	Definitions

As used in the Plan, the following definitions shall apply to the terms indicated below:

“Affiliate”
means any entity (a) with respect to which the Company is an “employing company” within the meaning of Section 102(a) of the Ordinance; and (b) is approved by the Committee as an Affiliate to which the terms of this Plan apply.

“Approved
102 Grant”	means a Grant granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

“Capital Gain
Grant (CGG)”	means an Approved 102 Grant elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

 “Cashless
Formula”	means the following formula:

(A x B) - (A x C) B

A = the number of vested Options the Participant requests to exercise as written in the Notice of Exercise;

B = the closing sale price of an Ordinary Share on the Tel Aviv Stock Exchange, on the last trading day before the Notice Date (as defined in Section 8.3), as such closing sale price is published by the Tel Aviv Stock Exchange;

C= the Option Exercise Price.

“Cashless
Options”	shall have the meaning set forth in Section 8.3 (i)(y) or (ii).

“Cause”
when used in connection with the termination of a Participant's employment or service by the Company or any Affiliate, shall mean (a) the willful and continued failure by the Participant to perform his duties (including the duty of care and the fiduciary duty as set forth in the Companies Law) and obligations to the Company or any Affiliate (other than any such failure resulting from Retirement or Disability, as hereinafter defined or any such failure approved by the Company, subject to applicable law); or (b) the willful engaging by the Participant in misconduct which is injurious to the Company or any Affiliate, provided, however, that in relation to employees or officers of the Company or any Affiliate, in each case the actions or omissions of the Participant are sufficient to deny the Participant severance payment under the Severance Payment Law, 1963.

“Commencement
Date”
with respect to the vesting schedule of an Option or an RSU or the earning schedule of a Restricted Share, shall be the Grant Date, unless another date for the commencement of the vesting or earning schedule with respect to such Option, RSU or Restricted Share has been set by the Committee and written in the Grant Instrument.

“Committee”	shall mean the Compensation Committee of the Company's Board of Directors (as may be re-named by the Board of Directors) or any committee that will replace it by law.

“Companies
Law”	shall mean the Israeli Companies Law, 1999, as may be amended from time to time.

“Company”	shall mean Partner Communications Company Ltd., a company incorporated under the laws of the State of Israel.

“Compensation
Policy”	The Compensation Policy, if any, as adopted or amended from time to time by the Company, pursuant to Section 267A of the Companies Law.

“Controlling	shall have the meaning ascribed to such term in Section 32(9)(a) of the Ordinance.
Shareholder”

“Designated
Beneficiary”	of a Participant, shall mean the beneficiary designated by such Participant or deemed as such Participant's Designated Beneficiary pursuant to Section 26 hereto, upon the death of the Participant.

“Disability”
shall mean any physical or mental condition, which is recognized as a disability pursuant to the employment practices adopted by the Company (or, if approved by the Committee, the Affiliate employing the Participant) and prevents the Participant from continuing to work in his position or in a comparable one in the Company or the employing Affiliate (as the case may be) or prevents the Participant from continuing to provide services to the Company or such Affiliate. Determination of a Disability shall be made in consultation with a physician selected by the Committee and shall be finally and conclusively determined by the Committee at its absolute discretion.

“Effective
Date”	means July 12, 2004, the date on which the Board of Directors first approved the Plan.

“Employee”
means a person who is employed by the Company or any of its Affiliates, including an individual who is serving as a director or an office holder all as defined in Section 102, who is not a Controlling Shareholder.

“Exercise
Date”	shall have the meaning set forth in Section 11 below.

“Exercise
Period”	shall have the meaning set forth in Section 8.1.3 and 8.3.3, as the case may be, below, unless extended pursuant to Section 21 below or shortened pursuant to Sections 6.2 and/or 9 below.

“Grant”	means the grant hereunder of any Granted Security, granted to a Participant pursuant to this Plan, whether granted singly, in combination or in tandem (each, individually referred to as a ”Grant”).

“Grant Date”
of a Granted Security means the date on which the Committee resolves to grant such Granted Security, unless another future date is specified by the Committee; provided, that, if further approvals are required for the granting of a Granted Security, the Grant Date shall mean the date that the last required approval for the grant of such Granted Security shall have been obtained, unless specified otherwise in the Grant Instrument.

“Grant
Instrument”	shall have the meaning set forth in Section 7.2 below.

“Granted
Security”	Any Option, Restricted Share, RSU or any other security granted to a Participant pursuant to this Plan, whether granted singly, in combination or in tandem.

“ITA”	means the Israeli Tax Authorities.

“Maximum
Trust Period”	The maximum period set in the Grant Instrument of a Granted Security granted on or after 18 June, 2014 as may be extended by the Committee, from time to time, at its sole and absolute discretion.

“Net Income”
means the amount in New Israeli Shekels specified as "Net Income" of the Company for the relevant period in the unaudited or audited, as the case may be, Financial Statements of the Company for such period as approved by the Board of Directors of the Company at the relevant time.

“Non-
Employee”	means a person who is not an Employee of the Company or its Affiliates.

“Option”	shall mean an option to purchase one or more Ordinary Shares granted pursuant to this Plan.

“Option
Exercise
Price”	shall have the meaning set forth in Section 8.1.1 and as may be adjusted from time to time in accordance with Sections 3.2 or 8.1.1 below.

“Ordinary Income
Grant (OIG)”	means an Approved 102 Grant elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

“102 Grant”	means any Grant granted to Employees pursuant to Section 102 of the Ordinance.

“3(i) Grant”	means a Grant granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.
“Ordinary
Shares”	shall mean ordinary shares of the Company, par value NIS 0.01 each.

“Participant”
shall mean an Employee or a Non-Employee to whom a Grant is granted pursuant to the Plan, and, upon his death or legal incapacity, his successors, heirs, executors and administrators, as the case may be.

“Plan”	shall mean this Partner Communications Company Ltd. 2004 Equity Incentive Plan (formerly known as the Partner Communications Company Ltd. 2004 Share Option Plan), as amended from time to time.

"Restricted
Share”
means an Ordinary Share issued or transferred to a Participant pursuant to Section 8.2 of this Plan, which is subject to restrictions or limitations set forth in this Plan and in the related Grant Instrument.

"RSU"
means a right to receive one Ordinary Share granted to a Participant pursuant to Section 8.3 of this Plan, which is subject to restrictions or limitations set forth in this Plan and in the related Grant Instrument.

“Restriction	shall have the meaning set forth in Section 8.2.2 below.
Period”

“Retirement”
shall mean the termination of a Participant's employment with or service to the Company or the Affiliate employing him as a result of his reaching the earlier of (a) the legal age for retirement and (b) the age for retirement identified in his employment or service agreement.

“Section 3(i)”	means Section 3(i) of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

“Section 102”	means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

“Section 102
Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003 as now in effect or as hereafter amended.

“Tax
Ordinance”
or “Ordinance”	shall mean the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Trustee”	means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

“Termination
Date”	means close of business of the Company on the date which falls twenty (20) years after the Effective Date.

 “Unapproved
102 Grant”	means a Grant granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

Reference to the male person is done for convenience purposes only and also applies to the female person.

3.	Shares Subject to the Plan

3.1.
Shares Available for Grants.  As of December 27, 2017, the aggregate number of Ordinary Shares reserved for issuance under this Plan is 2,798,842 Ordinary Shares, representing approximately 1.63% of the total issued share capital of the Company as of such date.

The total number of Ordinary Shares reserved for issuance under the Plan shall be subject to adjustment as required for the implementation of the provisions of the Plan, in accordance with Section 3.2 below. In the event (i) an Option granted to any Participant has expired, canceled, forfeited or otherwise terminated in whole or in part, for any reason; (ii) any Ordinary Share has, after issuance or transfer as Restricted Share, returned to the Company due to a Participant’s failure to comply with the terms and conditions of a Grant or for any reason hereunder; (iii) an RSU granted to any Participant was canceled, forfeited or otherwise terminated due to a Participant’s failure to comply with the terms and conditions of a Grant or for any reason hereunder; or (iv) an Option has been exercised pursuant to the Cashless Formula, and therefore, shares reserved for issuance upon the exercise of such Option were not issued thereunder; such shares reserved for issuance of such expired, cancelled, forfeited or terminated Option or RSU, such Restricted Shares returned to the Company or such remaining unissued shares following a Cashless Formula exercise shall become available for issuance or transfer under any Grant which the Company may grant under the Plan.

3.2.	Adjustments.	Upon the occurrence of any of the following events, a Participant’s rights under any Grant granted hereunder shall be adjusted as hereinafter provided:

3.2.1.	Recapitalization.

In the event the Ordinary Shares shall be subdivided or combined into a greater or smaller number of shares, or in the event of any other corporate capitalization event of a significantly similar nature, each Participant shall be entitled, upon exercising a vested Option or a vested RSU and subject to the conditions herein stated, to be issued in respect of the Option or the RSU, such number of Ordinary Shares which such Participant would have been entitled to purchase had such event or events not occurred, and appropriate adjustments shall be made in the exercise price per share (if any) to reflect such subdivision or combination, so that Participants are not materially better or worse off as a result of the relevant event, and provided that any such adjustment shall give the Participant the same proportion of the issued share capital of the Company for which such Participant would have been entitled to subscribe had he exercised all the Options or RSUs held by him immediately prior to such adjustment and that such adjustment shall be made on the basis that the aggregate exercise price per share payable by the Participant on the full exercise of any Option or RSU shall remain as nearly as possible the same (but not greater than) as it was before such event.

3.2.2.	Bonus Shares.

In the event the Company distributes bonus shares, each Participant upon exercising such Option or RSU shall be issued by the Company (for the exercise price payable upon such exercise, if any), the Ordinary Shares as to which he is exercising his Option or RSU and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such bonus shares were distributed which he would have received if he had been the holder of the Ordinary Shares as to which he is exercising his Option or RSU at all times between the date of issuance of such Option or RSU on behalf of a Participant in the name of the Trustee and the date of its exercise. In such event, the Exerice Price per Option or RSU (if any) will be reduced by the ratio of the bonus shares distribution (i.e., the number of bonus shares distributed divided by the total number of Ordinary Shares immediately following the said distribution of bonus shares).

For illustration purposes only, in the event the Company allocated 100 Options to a Participant at an Exercise Price of NIS 55 per Option, and following that the Company distributed bonus shares at a 1:1 ratio while the price of an Ordinary Share on the TASE prior to the distribution of the bonus shares was NIS 80 and immediately following such distribution of bonus shares was NIS 40, then upon the exerice of such Options immediately following the distribution of bonus shares, the number of Exercise Shares issued to the Participant would be 62 Ordinary Shares pursuant to the following calculation:

[200 x (40-27.5)/40] = 62.5

The number of Exercise Shares resulting as of the said distribution shall be 62 Ordinary Shares only as no fractional shares will be issued.

3.2.3.	Rights Offering.

Options and RSUs

In the event of a rights offering conducted by the Company, the number of Ordinary Shares issued as a result of the exercise of Options or RSUs shall be adjusted to the benefit component in the  rights offering as reflected in the ratio between the closing price of an Ordinary Share on the TASE on the last trading prior to the ex-day and the basis price of an Ordinary Share on the TASE ex-rights.For the avoidance of doubt, the Exercise Price shall not be reduced in any event to less than the nominal value of an Ordinary Shares.

Restricted Shares

In the event of a rights offering conducted by the Company to its shareholders, the Trustee will sell on the Rights Trading Day on the TASE (as such term is defined in the rights offering document) all the rights received for all Restricted Shares that have not vested by the record date determined for such rights offering (including). The consideration received by the Trustee from such sale (the "Consideration") will be allocated among all said unvested Restricted Shares pro rata. Upon release of any Restricted Shares from the Trustee to a Participant in accordance with the terms of this Plan, the Trustee will transfer to the Participant also such portion of the Consideation allocated for such released Restricted Shares. Consideration for Restricted Shares that were returned to the Company pursuant to the terms of this Plan will be transferred to the Company together with such Restricted Shares.  For the avoidance of doubt, Participants who were granted Restricted Shares which have vested prior to or on the record date and are held by the trustee may participate in the righs offering as any other shareholder of the Company and may instruct the Trustee to act accordingly.

3.2.4.	Dividend

Options

(a )          Options granted on or after February 23, 2009, but prior to May 8, 2012

With respect to Options granted on or after February 23, 2009 but prior to May 8, 2012, at any time after the grant of such Options that the Company distributes cash dividends in the ordinary course, with respect to all of its issued and outstanding Ordinary Shares, in an amount in excess of 40% (forty percent), or of another percent resolved by the Board of Directors, of the Company's Net Income for the relevant period (the "Excess Dividend"), and the record date for determining the right to receive such dividends is earlier than the Exercise Date of such Options, then the Option Exercise Price (as adjusted from time to time) for each Ordinary Share underlying an Option (granted on or after February 23, 2009 and whether vested or not as at the relevant record date), not exercised prior to such record date, shall be reduced, ipso facto, as at such record date, by an amount equal to the gross amount of the Excess Dividend per Ordinary Share.

(b)          Options granted on or after May 8, 2012, but prior to March 13, 2016

Only with respect to Options granted on or after May 8, 2012 (or granted earlier but become subject to this provision thereafter) but prior to March 13, 2016, at any time after the grant of such Options that the Company distributes cash dividends in the ordinary course, with respect to all of its issued and outstanding Ordinary Shares, and the record date for determining the right to receive such dividends is earlier than the Exercise Date of such Options, then the Option Exercise Price (as adjusted from time to time) for each Ordinary Share underlying such Option (whether vested or not as at the relevant record date), not exercised prior to such record date, shall be reduced, ipso facto, as at such record date, by the gross dividend amount so distributed (the "Full Dividend") per Ordinary Share (and not the Excess Dividend).

The Excess Dividend (with respect to Options granted on or after February 23, 2009) or the Full Dividend (with respect to Options granted on or after May 8, 2012 (or granted earlier but become subject to this provision thereafter)) (as the case may be) per Ordinary Share will be determined on a quarterly basis with an annual adjustment on the fourth quarter of each financial year as follows:

(a)
In respect of the first three quarters of each financial year, the Excess Dividend or the Full Dividend (as the case may be) per Ordinary Share for each quarter will be determined on the basis of the cash dividends distributed and the Net Income for such quarter and the number of Ordinary Shares on the relevant record date; and

(b)
In respect of the fourth quarter of each financial year, the Excess Dividend or the Full Dividend (as the case may be) per Ordinary Share for the said quarter will be determined on the basis of the total cash dividends distributed and the Net Income for the full financial year and the number of Ordinary Shares on the relevant record date and the deduction of the aggregate Excess Dividend or Full Dividend (as the case may be) per Ordinary Share for the preceding three quarters. For the avoidance of doubt, the downward adjustments to Option Exercise Price made in the preceding three quarters pursuant to sub-paragraph (a) above shall be final and binding and shall not be reversed in the fourth quarter of a financial year.

At any time that the Company distributes cash dividend other than in the ordinary course, with respect to all of its issued and outstanding Ordinary Shares, and the record date for determining the right to receive such dividends is earlier than the Exercise Date of Options, then the Option Exercise Price (as adjusted from time to time) for each Ordinary Share underlying an Option (whether vested or not), not exercised prior to such record date, shall be reduced, as at such record date, by the gross dividend amount so distributed per Ordinary Share; provided, that any adjustment provided for in this paragraph shall be cumulative to any other adjustments contemplated under the immediately preceding paragraph or approved by the shareholders of the Company in general meeting.

(c)          Options granted on or after March 13, 2016

In the event the Company distributes cash dividends, then the Option Exercise Price for each Ordinary Share underlying such Option (whether vested or not as at the relevant record date), not exercised prior to such record date, shall be reduced, ipso facto, as at the record date determining the right to receive such dividend, by the gross dividend amount so distributed per Ordinary Share.

In any event, the Option Exercise Price shall not be reduced to less than the par value of an Ordinary Share.

Restricted Shares

In the event the Company distributes cash dividends, the Trustee will hold such dividend amounts with respect to any Restricted Shares held by the Trustee on the record date for such dividend distribution. Upon release of any Restricted Shares from the Trustee to a Participant in accordance with the terms of this Plan, the Trustee will transfer to the Participant also the dividends accumulated for such Restricted Shares (at a nominal value). In the event Restricted Shares are returned to the Company pursuant to the terms of this Plan, the Trsutee will also transfer to the Company the dividend amount accumulated for such Restricted Shares  (at a nominal value) together with such Restricted Shares.

RSUs

In the event the Company distributes cash dividends, the number of Ordinary Shares issued as a result of the exercise of RSUs shall be adjusted to the benefit component in the dividend as reflected in the ratio between the closing price of an Ordinary Share on the TASE on the last trading prior to the ex-day and the basis price of an Ordinary Share on the TASE ex-dividend.

3.2.5.	Winding Up.

In the event of an effective resolution being proposed for the voluntary winding-up of the Company, any Participant may, subject to the provisions of all applicable laws, by notice in writing to the Company at any time prior to the date on which such resolution is passed, exercise his vested Options or vested RSUs (to the extent not already exercised) either to its full extent or to the extent specified in such Notice of Exercise in accordance with the provisions of Section 8.1.5 or Section 8.3.4 (as the case may be) and shall accordingly be entitled, in respect of the Ordinary Shares to be issued upon the exercise of his or her vested Option or vested RSUs, to participate in the distribution of the assets of the Company available in liquidation pari passu with the holders of the Ordinary Shares in issue on the date prior to the date of such resolution. Restricted Shares earned at the time the voluntary winding-up resolution is passed, would be automatically treated in the same manner as all other Ordinary Shares of the Company (including, without limitation, under Section 10.5 of this Plan).

3.2.6.	Merger; Consolidation; Reorgranization.

If upon a upon a merger, consolidation, reorganization, recapitalization or similar event or transaction the Ordinary Shares shall be exchanged for other securities of the Company and/or for securities of another corporation (a "Successor Entity") and/or for a cash amount and/or for any other type of consideration, then, each Granted Security shall, at the sole and absolute discretion of the Board of Directors, either solely or in any combination: (i) be substituted for a similar granted security to purchase shares of the Successor Entity, and appropriate adjustments shall be made in the exercise (or other) price per share to reflect such exchange; (ii) be assumed by the Successor Entity such that the Participant may exercise the Granted Securities for such number of shares of the Successor Entity or amount of other securities thereof, and appropriate adjustments shall be made in the purchase (or other) price per share (if any) to reflect such exchange; or (iii) be substituted for “phantom” similar granted securities of the Company or the Successor Entity, and represent only a financial right to receive the cash amount of the fair market value (determined from time to time but at least annually by a financial expert appointed by the Committee or by another method determined by the Board of Directors) of the Ordinary Share underlying the Granted Security minus the exercise (or other) price of such Granted Security (“Phantom Granted Securities”) (if any).

3.3.
Upon the occurrence of any of the events detailed in Section 3.2, the class and aggregate number of shares issuable pursuant to the Plan (as set forth in Section 3.1 hereof), in respect of which Options or RSUs have not yet been granted, shall also be appropriately adjusted, to the extent necessary, to reflect the events specified in Section 3.2. Similarly, appropriate adjustments shall be made in the number and other pertinent elements of any outstanding Restricted Shares or RSUs, with respect to which restrictions have not yet lapsed prior to any such change.

3.4.
If there has been any alteration in the capital structure of the Company as referred to in Section 3.2, the Company shall, upon receipt of a Notice of Exercise (pursuant to Section 8.1.5 below) inform the Participant of such alteration and shall inform the Participant of the adjustment to be made.

3.5.
The Committee shall determine the specific adjustments to be made in accordance with Section 3 and with the rules and regulations of any stock exchange applicable from time to time to the Company, by reason of their applicability to its shareholders or otherwise. A determination made in accordance with this Section 3 shall be conclusive and binding on the Participants.

4.	Granting of Granted Securities

4.1.
The persons eligible for participation in the Plan as Participants shall include any Employees or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Grants and (ii) Non-Employees may only be granted 3(i) Grants.

4.2.	The Company may designate Grants granted to Employees pursuant to Section 102 as Unapproved 102 Grants or Approved 102 Grants.

4.3.	The grant of Approved 102 Grants shall be made under this Plan adopted by the Board, and shall be conditioned upon the approval of this Plan by the ITA.

4.4.	Approved 102 Grants may either be classified as Capital Gain Grants (“CGGs”) or Ordinary Income Grants (“OIGs”).

4.5.
No Approved 102 Grants may be granted under this Plan to any eligible Employee, unless and until the Company’s election of the type of Approved 102 Grants as CGG or OIG granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning on the first Grant Date of an Approved 102 Grant under this Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Grants (under this Plan or previous plans). The Election shall obligate the Company to grant only the type of Approved 102 Grant it has elected, and shall apply to all Participants who were granted Approved 102 Grants during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Grants simultaneously.

4.6.	All Approved 102 Grants must be held in trust by a Trustee, as described in Section 10 below.

For the avoidance of doubt, the designation of Unapproved 102 Grants and Approved 102 Grants shall be subject to the terms and conditions set forth in Section 102.

5.	Administration of the Plan

5.1.
Committee.  The Plan shall be administered by the Committee, which has been appointed by and serves at the direction of the Board of Directors of the Company. The Board of Directors may from time to time remove members from, or add members to, the Committee, and may fill vacancies in the Committee however caused.

5.2.
Committee Actions.  The Committee has selected one of its members as its Chairman and holds its meetings at such times and places, as it determines. Actions at a meeting of the Committee at which a majority of its members are present, or acts reduced to or approved in writing by all members of the Committee, are the valid acts of the Committee. The Committee keeps records of its meetings and makes such rules and regulations for the conduct of its business, as it deems advisable.

5.3.
Authority of Committee.  The Committee has the authority, at its sole discretion, subject to the approval of the Board of Directors - if such approval is required under the Companies Law - and subject to any applicable law and regulations and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, the authority at its discretion to (A) with respect to Options - determine the persons to whom Options are granted, the number of shares covered by each Option, the time or times at which Options are granted, the Commencement Date and the Option Exercise Price, and any other term to be included in the Grant Instrument which is permitted by the Plan; and (B) with respect to Restricted Shares and RSUs - determine the persons to whom Restricted Shares or RSUs are granted, the number of Restricted Shares or RSUs awarded, the Commencement Date, the price (if any) to be paid by the Participant for such Restricted Share or for the exercise of the RSUs (unless specified otherwise in the Grant Instrument, the price will be zero), and any other term to be included in the Grant Instrument which is permitted by the Plan. The Committee has also the discretion to determine the performance targets of the Company and any of its Affiliates, or any other criteria, if any, which the Committee determines must be met to remove any restriction (including vesting or earning period) on such Grant, the Maximum Trust Period and any other term, limitation, restriction, and condition of the Options, Restricted Shares or RSUs, which shall be consistent with this Plan. The provisions of Options, Restricted Shares or RSUs need not be the same with respect to each Participant.

The Committee also has the power and authority to determine whether, to what extent, and under what circumstances an Option, an RSU or a Restricted Share may be settled, canceled, forfeited, exchanged, surrendered or returned to the Company; to construe and interpret the Plan and any Grant Instrument and Granted Security; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

5.4.
Interpretation and Construction.  The interpretation and construction by the Committee of any provision of the Plan or of any Grant Instrument or Granted Securities thereunder shall be final and conclusive, unless otherwise determined by the Board of Directors of the Company.

5.5.
Acceleration and Other Amendments.  Save and except for the occurrence of events specified in Section 6 whereupon the Committee shall comply with the provisions therein, the Committee may, at its sole and absolute discretion, accelerate the date on which any Granted Security granted or earned under the Plan becomes exercisable or earned, accelerate any Restriction Period, waive or amend the operation of Plan provisions respecting exercise (or earning) after termination of employment, re-price the Option Exercise Price or the price (if any) payable for Restricted Shares or RSUs, make the Granted Securities subject to the Plan in its form at the time of such waiver or amendment, or otherwise amend any of the terms of any Grant Instrument or Granted Securities, subject to the provisions of the Tax Ordinance, provided, however, that no such waiver or amendment shall adversely affect any Participant's rights under any outstanding Grant Instrument or Granted Security under the Plan without the consent of such Participant.

6.	Acceleration upon Change in Control Event

6.1.
Without derogating from the provisions of Section 3 above, in the event that within six months after a Change in Control of the Company, a Participant’s employment with or service to the Company or the Affiliate employing him to which he provides services is terminated for any reason (other than termination for Cause), or if a notice of such termination was provided to the Participant during the said six months period (even where the actual termination of employment occurs following such six-month period), then the Granted Securities granted to such Participant which are not vested or earned shall be automatically and immediately accelerated and vested or earned (as the case may be), so that all such Granted Securities shall become vested and exercisable or earned (as the case may be) and all restrictions or restriction periods applicable to any Granted Security (including, without limitation, the Restriction Period and/or the satisfaction of the threshold condition for grant) shall automatically expire.

6.2.
In the event the vesting of Options and/or of RSUs was accelerated in accordance with Section 6.1 above, the Participant will be entitled to exercise such Options and/or RSUs during a period of 90 days as of the date of termination of employment or service of such Participant – in the event the termination of employment or service of the Participant was made voluntarily by the Participant, or during a period of one year as of the date of termination of employment or service of such Participant - in the event the termination of employment or service of the Participant was made by the Company or an Affiliate. All outstanding Options and RSUs so accelerated and vested in the manner as aforesaid which are not exercised within the 90-day perior or the one year period  after the date of termination of employment or service (as the case may be) shall automatically terminate and cease to be outstanding upon the expiry of the aforesaid relevant period. Restricted Shares so earned (as well as Ordinary Shares issued pursuant to the exercise of Options and/or RSUs) will be treated in the same manner as all other Ordinary Shares of the Company (including, without limitation, under Section 10.5 of this Plan).  The Committee has the power to extend such 90-day or one-year period at its discretion if it deems it to be appropriate under special circumstances.

6.3.	For the purpose of this Section 6, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)
the acquisition which results in holding, directly or indirectly, of (a) the power to control at least 50% of the Company’s share capital; or (b) the power (exercisable alone or together in concert with others) to direct or cause the direction of the management and policies of the Company, whether through the ownership of Ordinary Shares, by law, contract or otherwise; or (c) the power (exercisable alone or together in concert with others) to elect or appoint at least 50% of the Board of Directors of the Company;

(ii)	a merger, consolidation or similar transaction (including an arrangement) of the Company following which the Company is not a surviving corporation;

(iii)
a merger, consolidation or similar transaction (including an arrangement) following which the holders of voting securities of that other company holding, in aggregate, 50% or more of all outstanding Ordinary Shares of the Company (including a merged or successor company) resulting from such merger, consolidation or similar transaction; or

(iv)	the sale, lease or exchange of all or substantially all of the property of the Company, other than in the ordinary course of business of the Company or to its subsidiary;

Provided that any event or transaction contemplated in sub-paragraph (i), (ii) or (iii) shall not constitute a Change in Control for purposes of this Plan if following such event or transaction, 50% or more of voting securities of the Company remain held directly or indirectly by the ultimate shareholder prior to such event or transaction (the “Ultimate Shareholder”) or any company or other person controlled directly or indirectly in any manner what so ever whether through the ownership of voting securities or otherwise in fact by the Ultimate Shareholder.

7.	Grants under the Plan; Grant Instrument

7.1.
Eligible Grantees.  Granted Securities may be granted to any Employee or Non- Employee of the Company or any Affiliate selected by the Committee provided, however, that no Granted Security may be granted by the Committee to any person serving as a member of the Committee at the time of the grant. The grant of a Granted Security to a Participant shall neither entitle such Participant to, nor disqualify him from, receiving any other grants of Granted Securities pursuant to the Plan or participating in any other share option plan or other incentive plan. Any grant of Granted Securities under the Plan shall be in compliance with the requirements under applicable laws and regulations (including any stock exchange rules), including by reason of their applicability to the Company’s shareholders or otherwise.

7.2.
Grant Instrument. Each Granted Security granted under the Plan shall be evidenced by a written instrument signed by the Company and accepted in writing by the Participant which shall be accompanied by a copy of this Plan and shall contain such provisions as the Committee, at its sole discretion, may deem necessary or desirable (the "Grant Instrument"). By accepting a Granted Security, a Participant thereby agrees that the Granted Security shall be subject to all the terms and provisions of this Plan and the applicable Grant Instrument. Unless otherwise determined by the Committee, no payment is required to be made by a Participant on acceptance of an Option. Unless otherwise determined by the Committee in the Grant Instrument, no payment is required to be made by the Participant upon acceptance of Restricted Shares or RSUs.  The Grant Instrument shall also state the type of Granted Security granted thereunder (whether an Option, Restricted Share or RSU and whether a CGG, OIG, Unapproved 102 Grant or a 3(i) Grant).

7.3.
Cancelled Options and RSUs. Where the Company cancels any Option or any RSU granted to a Participant but not exercised and issues new Granted Security to the same Participant, the issue of such new Granted Security may only be made within the limit of this Plan under Section 3.1.

7.4.
Returned Restricted Shares. Where Restricted Shares are returned to the Company, new Granted Securities may be granted to the same Participant; provided, that the new issuance of the Granted Securities (following the return of the formerly issued Restricted Shares) is within the limits of this Plan under Section 3.1.

8.	Granted Securities

8.1.	Options

8.1.1.
Exercise Price.  The Committee shall determine the exercise price per Ordinary Share ("Option Exercise Price"), subject to applicable law, regulations and guidelines. Unless otherwise provided in the Grant Instrument, the Option Exercise Price shall be paid in NIS.

With respect to Cashless Options, the Option Exercise Price per share set forth in the Grant Instrument (as adjusted from time to time) will not represent the actual amount to be paid by the Participant to the Company for said Cashless Options, but will only be used for the purpose of calculating and determining the number of Ordinary Shares to be issued to the Participant as the result of the exercise of a Cashless Option pursuant to the Cashless Formula.

8.1.2.	Vesting Schedule. The vesting schedule of Options will be determined by the Committee and the Board of Directors at their sole discretion and will be detailed in the Grant Instrument.

The vesting schedule shall commence on the Grant Date and, subject to Section 6 of the Plan, shall elapse upon satisfaction of the conditions set forth in the Grant Instrument. Such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business targets, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other performance targets, as may be determined by the Committee at its sole discretion.

8.1.3.
Exercise Period.  The exercise period during which an option may be exercised will be determined by the Committee and will not exceed ten years from the Grant Date or such shorter period set forth in the Grant Instrument, unless shortened pursuant to the terms of this Plan.  At the end of an Exercise Period, all Options granted which were not exercised will expire and be cancelled.

8.1.4.
Minimum Exercise.  No exercise of Options by a Participant, shall be for an aggregate exercise price of less than $1,000 unless such exercise is for all shares of the Company purchasable upon exercise of the Options held by a Participant (or by the Trustee on his behalf) which have vested as of such date. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining unexercised portion of such Option.

8.1.5.
Method of Exercise.  An Option, or any part thereof, shall be exercised by (i) the Participant’s signing and delivering to the Company at its principal office, to the attention of its Secretary (or to the Trustee, if the Option is held in trust), an exercise notice (“Notice of Exercise”) in such form and substance as may be prescribed by the Committee from time to time, and (ii) full payment for the Ordinary Shares purchased upon the exercise of an Option. Payment shall be made on the date of delivery of the Notice of Exercise or on a later date, if so determined by the Committee, by the following means: (x) in cash, by certified check, bank cashier's check or wire transfer, or (y) subject to the approval of the Committee, by such other method of payment as the Committee may from time to time authorize.

8.1.6.
Cashless Exercise. Notwithstanding the provisions of section 8.1.5, the Board of Directors of the Company may, at its discretion, resolve from time to time to allow Participants to exercise their vested Options during a fixed period either (x) in cash; or (y) through a cashless exercise procedure, pursuant to which each vested Option will entitle its holder to the right to purchase Ordinary Shares (subject to the adjustments described in Section 3.2 or 8.1.1 above), in accordance with the Cashless Formula (“Cashless Options”).

During the period when Cashless Exercise is allowed, the Participant may exercise vested Cashless Options by signing and delivering to the Company at its principal office, to the attention of its Secretary (or to the Trustee, if the Option is held in trust), a Notice of Exercise in such form and substance as may be prescribed by the Committee and act in accordance with the provisions of Section 29.

The Committee or someone designated by it and/or the Trustee will make all applicable calculations with respect to the Option Exercise Price and determine the amount of Ordinary Shares issued or to be issued upon exercise of the vested Options, all in accordance with the Plan on the date on which the Notice of Exercise has been delivered (as specified in Section 8.1.5, and if such date is not a business day, the first business day following such date) ("Notice Date") including the applicable exchange rate in effect on the Notice Date and such calculation will be binding on the Participants.

8.1.7.
Exercise Shares. Except for any applicable provisions of the Tax Ordinance or relevant securities laws or the relevant stock exchange rules or specific provisions of this plan, the Ordinary Shares and any other securities issued to a Participant (or the Trustee on his behalf) upon Option exercise and payment of the Option Exercise Price shall be subject to the articles of association of the Company from time to time in force (including, without limitation, provisions relating to voting and dividend) and shall be free and clear of any transfer restrictions; pledges, encumbrances or liens; and other third party rights of any kind.

8.2.	Restricted Shares

8.2.1
Restricted Shares Legend on Shares.  Each Participant who is awarded Restricted Shares shall be issued the number of Ordinary Shares specified in the Grant Instrument for such Restricted Shares, and such Ordinary Shares shall be recorded in the Shareholder Registry of the Company and ownership of such Ordinary Shares shall be evidenced by a share certificate of the Company. Such Ordinary Shares shall be registered in the name of the Trustee and held for the benefit of the Participant and shall bear or be subject to an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares. The share certificates or other evidence of ownership of the Restricted Shares be held in custody by the Trustee until the restrictions thereon shall have lapsed. The Participant shall deliver to the Committee a share power or share powers, irrevocably endorsed to the Trustee, relating to the Restricted Shares. It is expected that as long as Restricted Shares are held by the Trustee, the Trustee shall not exercise the voting rights of the underlying Ordinary Shares unless requested to do so by the Company. In such event, the Trustee shall vote the underlying Ordinary shares proportionally as the Shareholders vote and if the vote of public shareholders is counted separately, proportionally to the public shareholders vote. Notwithstanding the foregoing, the Company reserves the right, upon recommendation of legal counsel, to request the Participant to exercise his or her voting rights.

8.2.2	Restrictions and Conditions. Restricted Shares shall be subject to the following restrictions and conditions:

(i)
Subject to the other provisions of this Plan and the terms of the Participant’s Grant Instrument, during such period as may be determined by the Committee commencing on the Grant Date (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Shares.

(ii)
Except as provided in subparagraph (i) above and subject to the terms of this Plan and the Participant’s Grant Instrument, the Participant shall have, with respect to his or her Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the Ordinary Shares (endorsed to the Trustee as long as the Restricted Shares are held by the Trustee), and the equity rights attached to the Restricted Shares (subject to the provisons of Section 3.2). Subject to the terms of a Participant’s Grant Instrument, certificates or evidence of ownership of Ordinary Shares free of restriction under this Plan shall be delivered to the Participant after, and only after, (i) the Restriction Period for such Restricted Shares shall elapse without return of such Restricted Shares to the Company, or (ii) request by the Participant to the Trustee to do so together with evidence of tax payment with respect to the Restricted Shares. Certificates for the Ordinary Shares forfeited under the provisions of the Plan shall be promptly returned to the Company by the Trustee. Each Participant, by his or her acceptance of Restricted Shares, shall irrevocably grant to the Company a power of attorney to transfer and return any Ordinary Share so forfeited to the Company and agrees to execute any document requested by the Company in connection with such forfeiture and transfer.

(iii)
The Restriction Period of Restricted Shares shall commence on the Grant Date and, subject to Section 6 of the Plan, shall elapse upon satisfaction of the conditions set forth in the Grant Instrument; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business targets, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other performance targets, as may be determined by the Committee at its sole discretion.

8.3.	Restricted Share Units (“RSUs”)

8.3.1
Exercise Price.  The Committee shall determine the exercise price per Ordinary Share ("RSU Exercise Price"), subject to applicable law, regulations and guidelines, but unless otherwise determined the RSU Exercise Price shall be zero.

8.3.2
Vesting Schedule.  The vesting schedule of RSUs will be determined by the Committee and Board at their sole discretion and will be detailed in the Grant Instrument. RSUs may also vest upon satisfaction of performance criteria based on one or more Performance Factors as determined by the Committee and as set forth in the Grant Istrument governing such RSUs.

The vesting schedule shall commence on the Grant Date and, subject to Section 6 of the Plan, shall elapse upon satisfaction of the conditions set forth in the Grant Instrument; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business targets, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other performance targets, as may be determined by the Committee at its sole discretion.

8.3.3
Exercise Period.  The exercise period during which an RSU may be exercised will be determined by the Committee (considering, if applicable, inter alia, the provisions of the Compensation Policy) and will not exceed ten years from the Grant Date or such shorter period set forth in the Grant Instrument, unless shortened pursuant to the terms of this Plan. At the end of an Exercise Period, all RSUs granted which were not exercised will expire and be cancelled.

8.3.4
Method of Exercise.  An RSU, or any part thereof, shall be exercised by (i) the Participant’s signing and delivering to the Company at its principal office, to the attention of its Secretary (or to the Trustee, if the RSU is held in trust), an exercise notice (“Notice of Exercise”) in such form and substance as may be prescribed by the Committee from time to time, and (ii) full payment for the Ordinary Shares purchased upon the exercise of an RSU. Payment shall be made on the date of delivery of the Notice of Exercise or on a later date, if so determined by the Committee, by the following means: (x) in cash, by certified check, bank cashier's check or wire transfer, or (y) subject to the approval of the Committee, by such other method of payment as the Committee may from time to time authorize.

8.3.5
Restriction on Transfer and Sale. The Board may determine that the Shares covered by an RSU shall be restricted as to transferability and sale. If so restricted, such Shares shall not be sold, transferred, or disposed of in any manner, and such Shares shall not be pledged or otherwise hypothecated until the restriction expires by its terms. The circumstances under which any such restriction shall expire and any applicable sanction shall be determined by the Board.

8.3.6
Shareholder Rights. Unless otherwise specified in a Grant instrument, a Participant shall not be entitled to receive dividends, exercise voting rights, or exercise any other rights of a shareholder with respect to RSUs (except that the RSUs will be subject to the adjustment specified in Section 3.2 above) until the RSUs have vested and the Shares in question have been issued by the Company.

8.4.
Notwithstanding any provisions of this Plan, the Participant may not exercise any Option and/or RSU allocated under this Plan on the record date of any one of the following events: (i) distribution of bonus shares; (ii) rights offering; (iii) distribution of dividend; (iv) consolidation of share capital; (v) split of share capital; (vi) reduction of capital (each of the above will be referred to below as a "Company Event"). In addition, in the event the ex-day (as defined in the TASE's regulations) of a Company Event precedes the record date of such Company Event, the Options and RSUs allocated under this Plan may not be exercised on such ex-day.

8.5.
Waiver of Grant Rights.  At any time prior to the expiration of any Option or RSU, or, the elapsing of the Restriction Period of any Restricted Share as applicable, a Participant may waive all rights attributable to such Granted Security by delivering a written notice to the Company's principal office, to the attention of its Secretary. Such notice shall be accompanied by the applicable Grant Instrument, shall specify the number of Ordinary Shares subject to or underlying the Granted Security with respect to which the Participant waives his rights and shall be signed by the Participant. Upon receipt by the Company of the notice of waiver with respect to any Granted Security, such Granted Securities shall expire or returned to the Company (as the case may be) with respect to the number of Ordinary Shares specified therein, and an amended Grant Instrument will be issued with respect to any Granted Security (or portion thereof) covered by the Grant Instrument as to which rights attributable thereto were not waived.

8.6.
Notices.   All notices delivered by a Participant hereunder shall be signed by the Participant and notarized or certified by an attorney, or signed in the presence of (and countersigned by) the Company’s General Counsel or Corporate secretary. Any notice if sent by the Participant shall be irrevocable and shall not be effective until actually received by the Company.

9.	Termination of Employment or Service

9.1.
Voluntary Termination by Participant. In the event that a Participant's employment with or service to the Company or any Affiliate (as the case may be) is terminated by the Participant voluntarily for any reason other than Retirement, Disability or death: (i) Options or RSUs granted to such Participant, to the extent vested at the time of termination of employment or service, shall be exercisable for a period of 90 days following either termination or the date upon which the Participant may freely sell Ordinary Shares acquired upon Option or RSU exercise, the later date of the two; (ii) Restricted Shares granted to such Participant, to the extent earned at the time of termination of employment or service, shall be owned by the Participant following termination; and (iii) Granted Securities granted to such Participant, to the extent that they were not vested or earned at the time of termination of employment or service, shall expire at the time of termination (in the case of Options and RSUs) or returned to the Company (in the case of Restricted Shares).

9.2.
Termination by the Company or an Affiliate Other Than For Cause.  In the event that a Participant's employment with or service to the Company or any Affiliate (as the case may be) is terminated by the Company or such Affiliate for any reason other than for Cause: (i) Granted Securities granted to such Participant, to the extent vested or earned at the time of termination of employment or service, shall be exercisable for a period of one year following termination or the date upon which the Participant may freely sell Ordinary Shares acquired upon Option or RSU exercise, the later date of the two (in the case of Options and RSU) or be owned by Participant at the time of termination of employment (in the case of Restricted Shares), and (ii) Granted Securities granted to such Participant, to the extent that they were not vested or earned at the time of termination of employment or service, shall expire at such time (in the case of Options and RSUs) or returned to the Company (in the case of Restricted Shares). In the event that the Company decides to terminate the employment or service of a Participant prior to the end of his advanced notice period (if given) and/or his adjustment period (if given), then for the purposes of this plan and with regard to the vesting and earning schedule of the Participant's Granted Securities, the date of termination of employment or service shall remain the end of the advanced noticed period and/or the adjustment period, whichever is relevant. Section 9.2 shall not apply upon occurrence of the events specified in Section 6, whereupon the provisions therein shall govern.

9.3.
Termination By Reason of Retirement, Death or Disability.  In the event that a Participant's employment with or service to the Company or any Affiliate (as the case may be) terminates by reason of the Retirement, Disability or death of the Participant: (i) Granted Securities granted to such Participant, to the extent vested or earned at the time of termination of employment or service, shall be exercisable during the remainder of their exercise period (in the case of Options or RSUs) or be owned by Participant at the time of termination of employment (in the case of Restricted Shares), and (ii) Granted Securities granted to such Participant, to the extent that they were not vested or earned at the time of termination of employment or service, shall expire at such time (in the case of Options and RSUs) or returned to the Company (in the case of Restricted Shares); provided, however, that a pro rata portion of the Granted Securities that would have become vested or earned on the next anniversary of the Commencement Date (but for such termination of employment or service) shall become vested or earned on the date of such termination of employment or service and shall be exercisable during the remainder of their Exercise Period (in the case of Options and RSUs) or owned by the Participant on the date of such (in the case of Restricted Shares). Such pro rata portion shall be determined by multiplying the number of unvested or unearned Granted Securities scheduled to vest on the next anniversary of the Commencement Date by a fraction, the numerator of which is the number of full and partial months which the Participant has been employed with or gave services to the Company or any Affiliate since the most recent anniversary of the Commencement Date (or, if less than one year has elapsed since the Commencement Date, since the Commencement Date) and the denominator of which is twelve, rounded down to the nearest whole number.

9.4.
Termination for Cause.  In the event a Participant's employment with or service to the Company or any Affiliate (as the case may be) is terminated for Cause, all outstanding Options and RSUs granted to such Participant (i.e., whether vested or not) shall expire upon the termination of employment or service and all Restricted Shares (i.e., whether earned or not) (unless any of the above was released for the Trustee to the Participant) shall be returned to the Company. A Participant shall be entitled to challenge the Committee’s determination that a termination is for Cause, in which case, the final determination shall be made by a court of competent jurisdiction.

9.5.	Expiration of Term. Notwithstanding anything to the contrary in this Section 9, no Option shall be exercisable after the expiration of its Exercise Period.

9.6.
Continuation of Employment or Service. Notwithstanding anything to the contrary in this Plan, for the purpose of this Plan, employment by or service to the Company and any Affiliate shall be deemed continuous employment or service, and the move of a Participant as an employee or service provider between the Company and any Affiliate (or among the Affiliates) shall not be deemed termination of employment or service under this Plan.

10.	Trust Arrangement

10.1.
Notwithstanding anything to the contrary in this Plan, Approved 102 Grants  which shall be granted under this Plan and any Ordinary Shares allocated or issued upon exercise or earning of such Approved 102 Grants and other rights, including without limitation underlying securities of a rights offering, bonus shares and dividends, shall be allocated or issued to the Trustee and held for the benefit of the Participants for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”).

10.2.
With respect to any Approved 102 Grant, subject to Section 102 and the Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of Ordinary Shares or any rights, including bonus shares, before the end of the applicable Holding Period. If a Participant sells or removes the Shares from the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Rules.

10.3.
Until all taxes have been paid in accordance with Section 7 of the 102 Rules, Granted Securities and Ordinary Shares may neither be transferred to the Participant, nor be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given by the Participant. Notwithstanding the foregoing, the Granted Securities and Ordinary Shares may be validly transferred in a transfer made by will or laws of descent, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant were he or she to have survived.

10.4.
Upon receipt of Approved 102 Grant, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Plan, or any Approved 102 Grant or Ordinary Share granted to him thereunder.

10.5.
Notwithstanding anything to the contrary in this Plan, no later than seven days prior to the expiration of the Maximum Trust Period, the Participant shall either (i) instruct the Trustee to sell the Restricted Shares (or a sufficient amount thereof to cover the tax liability relating to the Restricted Shares) and transfer the consideration (minus tax paid) plus remaining Restricted Shares (if any) to the Participant, or (ii) provide the Trustee with evidence of payment of tax relating to the Restricted Shares and instruct the Trustee to transfer the Restricted Shares plus accumulated dividends (if any) and share certificates (if any) to the Participant. In the event that the Trustee does not receive any such notice from the Participant, the Trustee shall follow the process under clause (i) of this paragraph. The foregoing does not prevent the Participant from entering into a separate trust agreement with the Trustee, which will not bind the Company or affect it in any way.

11.	Rights as a Shareholder

No Participant shall have any rights as a shareholder with respect to any Ordinary Shares or other securities of the Company covered by or relating to any Option or RSU, whether or not exercisable, until the due issuance of such shares by the Company.  Ordinary Shares to be issued under the Plan will be subject to all provisions of the Articles of Association of the Company for the time being in force and, with respect to Restricted Shares, also subject to the terms and conditions of this Plan and the Grant Instrument, and will, subject to the completion of registration (as referenced below), rank pari passu in all respects with the then existing fully paid Ordinary Shares in issue on the date in which the Option or the RSU is duly exercised or, if that date falls on a day when the register of members of the Company is closed, the first day of re-opening of the register of members ("Exercise Date") (with respect to Options and RSUs) or the date of issuance of Restricted Shares (with respect to Restricted Shares) and accordingly will entitle the holders thereof to participate in all dividends or other distributions paid or made on or after the Exercise Date (or, subject to earning of the underlying Restricted Shares, the issuance date thereof) other than any dividend or other distribution previously declared or recommended or resolved to be paid if the record date therefor shall be before the Exercise Date (or issuance date, as the case may be). An Ordinary Share issued upon the exercise of an Option or an RSU shall not carry voting rights until the Participant has been duly entered in the register of members of the Company as the holder thereof. Notwithstanding the foregoing, a Participant awarded Restricted Shares shall (i) endorse the voting rights of the underlying Ordinary Shares to the Trustee, as set in Section 8.2.1 above; and (ii) receive dividends with respect to such shares (which shall be held in trust by the Trustee as long as the respective underlying Restricted Shares are held by the Trustee and subject to release of the underlying shares to the Participant).

12.	No Special Employment or Service Rights; No Right to Granted Securities

Nothing contained in this Plan or any Grant Instrument shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment or service agreement, at any time to terminate such employment or service, or to increase or decrease the compensation of or payment to the Participant. The Plan shall not form part of any contract of employment. No person shall have any claim or right to receive any shares hereunder except in accordance with the express terms of this Plan and a Grant Instrument issued to such person.

13.	Tax Matters

13.1.
This Plan shall be governed by, and shall be conformed with and interpreted so as to comply with, the requirements of Section 3(i) or Section 102 of the Tax Ordinance (as the case may be) and any regulations, rules, orders, or procedures promulgated thereunder.

13.2.
Any tax consequences arising from the grant or exercise of any Grant, from the payment for Ordinary Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee – if applicable - or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

13.3.	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Participant until all required payments have been fully made.

13.4.
With respect to Unapproved 102 Grants, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

14.	Withholding Taxes

Whenever cash is to be paid pursuant to a Grant, the Company shall have the right to deduct from such payment an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever Ordinary Shares or any other non-cash assets are to be delivered pursuant to a Grant, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any applicable withholding tax requirements related thereto, and if such amount of cash is not timely remitted, to withhold such Ordinary Shares or any other non-cash assets pending payment by the Participant of such amounts.

15.	Transfers upon Death; Non-Assignability; Market Stand-Off; Non-Public Information

15.1.
Death.  Upon the death of a Participant, outstanding Options and RSUs granted to such Participant may be exercised and Restricted Shares may be taken only by a person who shall have acquired the right to the Granted Securities by will or by the laws of descent and distribution. No transfer of a  Granted Security by will or by the laws of descent and distribution shall be effective to bind the Company, unless the Company shall have been furnished with: (a) written notice thereof and with a copy of the relevant section of the will relating to the bequest of the Granted Security, certified by a notary and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and (b) a written consent by the transferee to pay the Option or RSU Exercise Price upon exercise of the Option or the RSU, if any, and otherwise abide by the terms set forth in this Plan and in the relevant Grant Instrument.

15.2.	Non-Assignability.

15.2.1.
Notwithstanding any other provision of the Plan, no Granted Security or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Participant each and all of such Participant's rights to purchase Ordinary Shares hereunder shall be exercisable or taken only by the Participant. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void and shall entitle the Company to cancel any Granted Security granted to such Participant to the extent not already exercised or earned (as the case may be).

15.2.2.
As long as Options, RSUs or Ordinary Shares purchased pursuant thereto or Restricted Shares are held by the Trustee on behalf of the Participant, all rights of the Participant over the shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

15.3.
Market Stand-Off; Non-Public Information.

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under any applicable law in any jurisdiction, the Participant shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any Granted Securities or other contract for the purchase of, purchase any or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Ordinary Shares acquired under this Plan without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Granted Securities and/or Ordinary Shares acquired under this Plan shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Ordinary Shares acquired under this Plan until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Subsection. Furthermore, the Participant’s right to sell Ordinary Shares is subject to Applicable Laws, including in connection with limitation relating to the use of non-public information, if and when applicable.

16.	Expenses and Receipts

The expenses incurred in connection with the administration and implementation of the Plan (excluding any taxes and other liabilities to which the Participant is subject as a result of his or her participation in the Plan) shall be paid by the Company. Any proceeds received by the Company in connection with the exercise or earning of any Granted Security may be used for general corporate purposes.

17.	Term and Termination

17.1.
Term of Plan.  Granted Securities may be granted at any time after (i) the Effective Date (ii) (for CGG or OIG Options) the Trustee has been approved by the Israeli Income Tax Authorities pursuant to the requirements of the Tax Ordinance, and (iii) any other approvals or consents required by law have been received, until the Termination Date after which period no further Granted Securities may be issued but the provisions of the Plan shall remain in full force and effect to the extent necessary to give effect to the exercise of any Option or RSU granted or exercised prior thereto, to the earning of any Restricted Share granted prior thereto or otherwise as may be required in accordance with the provisions of the Plan.

17.2.
The Board of Directors of the Company may, at any time and from time to time, terminate the Plan in any respect, subject to any applicable approvals or consents that may be otherwise required by law, regulation or agreement, including by reason of their applicability to its shareholders or otherwise, and provided that no termination of the Plan shall adversely affect the terms of any Granted Security which has already been granted. Upon such termination, no further Granted Securities will be offered under the Plan, but in all other respects the provisions of the Plan shall remain in force to the extent necessary to give effect to the exercise or earnings of any Granted Security (to the extent not already exercised or earned) granted prior thereto or otherwise as may be required in accordance with provisions of the Plan and Granted Securities (to the extent not already exercised or earned) granted prior to such termination shall continue to be valid and exercisable or earnable in accordance with the Plan.

18.	Amendment of the Plan

18.1.
Subject to other sections of the Plan, applicable law and the rules and regulations of any stock exchange applicable from time to time to the Company, by reason of their applicability to its shareholders or otherwise, the Plan may be altered or amended in any respect by a resolution of the Board of Directors of the Company.

18.2.
The terms of the Plan and/or any Granted Security amended pursuant to this section 18 must comply with the applicable rules and/or regulations of any stock exchange applicable from time to time to the Company, by reason of their applicability to its shareholders or otherwise.

19.	Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the applicable Grant Instrument shall be grounds for the cancellation and forfeiture of such Option or RSUs or the return to the Company of such unearned Restricted Share, in whole or in part, as the Committee, at its absolute discretion, may determine, provided however, that such failure is not remedied by such Participant within ten days after notice by the Company of such failure.

20.	Required Approvals and Restrictions under the Company's Licenses

20.1.
The Plan is subject to the receipt, and the terms, of all approvals and permits required under any applicable law or by regulatory authorities having jurisdiction over the Plan the Granted Securities, or the Ordinary Shares issued upon exercise of Options or RSUs or as Restricted Shares, including by reason of their applicability to the Company's shareholders or otherwise.

Notwithstanding anything to the contrary in this Plan, if any of the approvals or permits required for the Grant of the Granted Securities or for their exercise or receipt, will not be obtained for any reason, the Participant will not be entitled to exercise or receive said Granted Securities. In addition, the Company (including its office holders, controlling shareholders or related third parties on their behalf) will not be liable towards the Participant and the Participant will not have any claim or allegation for not obtaining said approvals and permits.

20.2.
According to licenses granted to the Company for the provision of telecommunications services, a breach thereunder may occur in the event that the holdings of Company's controlling shareholder or the Israeli entities (as defined in said licenses) are lower than the required minimum holdings set in said licenses. Therefore, issuance of Ordinary Shares upon exercise of Options or RSU granted on or after June 18, 2014, may be delayed by the Company until the aforementioned prohibition under said licenses becomes irrelevant.

21.	Automatic Extension of Exercise Period

In the event the Exercise Period ends during a period which was determined by the Company as a lock up period, among other things, because of the existence or potential existence of inside information or the determination of a Market Stand-Off (the "Blackout Period"), then subject to the satisfaction of all other terms of this Plan, the Exercise Period shall be automatically extended, without the need to receive additional decisions of the Committee or the Board of Directors, by such number of days included in the Blackout Period.

22.	Cash Compensation in lieu of Equity Compensation

Notwithstanding any provision of this Plan, in the event the Company is unable at any time (i) to issue Shares resulting from the exercise of any Option or RSU; or (ii) to release any Restricted Share from the Trustee to a Participant, all due to the need to receive any approval or permit required under any applicable law or by any regulatory authority or due to a breach of any approval or permit required by the Company (including a breach of the Company's licenses for the provision of telecommunications services), the Committee and Board of Directors may decide, at their sole discretion, to pay the Participant the financial benefit embedded in his equity compensation in cash (in lieu of exercising the Options or RSUs or release of Restricted Shares to a Participant) pursuant to a calculation decided upon in good faith by the Committee and Board of Directors to reflect the benefit to the Participant granted to him as equity compensation.

23.	Applicable Law

The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and construed and administered in accordance with the laws of the State of Israel.

24.	No Rights against the Company or an Affiliate

This Plan shall not confer on any person any legal or equitable rights (other than those constituting the Granted Securities themselves) against the Company or any Affiliate directly or indirectly or give rise to any cause of action at law or in equity against the Company or any Affiliate.

25.	Treatment of Participants

There is no obligation for uniformity of treatment of Participants.

26.	Unfunded Status of Awards

The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a Granted Security, nothing contained in the Plan or any Grant Instrument shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

27.	No Fractional Shares

Notwithstanding any provision of this Plan, no fractional shares shall be issued or delivered upon exercise of an Option or an RSU or granted as a Restricted Share and the number of Oridnary Shares granted or issued under this Plan to any Participant shall be rounded down to the nearest whole number.

28.	Integration of Section 102 and Tax Assessing Officer’s Permit

28.1.
With regards to Approved 102 Grants, the provisions of the Plan and/or the Grant Instrument shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Grant Instrument.

28.2.
Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Grant Instrument, shall be considered binding upon the Company and the Participants.

29.	Issuance of Ordinary Shares for no Consideration

To the extent the Company is required to issue Ordinary Shares under this Plan (whether as a direct issuance or as a result of exercise of Options or RSUs) for no consideration, the Company at its sole and absolution discretion (by way of a resolution of the Committee) may obligate the Participant to pay the nominal value of the Ordinary Shares issued and in such event the Ordinary Shares will not be issued (and the Options and RSUs will not be exercised) prior to the payment of such nominal value.

30.	Confidentiality

The Participant shall not divulge the details of the Plan and/or his holdings to any person except with the prior written permission of the Company, unless so required to do under any statutes or regulations applicable to such Participant.

Annex A

LIST OF AMENDMENTS

Adoption – July 12, 2004

1st Amendment - Board of Directors' approval: March 26, 2008; Shareholders' approval: June 25, 2008

2nd Amendment: Board of Directors' approval: February 23, 2009; Shareholders' approval:  April 22, 2009

3rd Amendment - Board of Directors' approval: effective as of April 14, 2011

4th Amendment - Board of Directors' approval: March 21, 2012; Shareholders' approval: May 8, 2012

5th Amendment - Board of Directors' approval: effective as of June 18, 2014

6th Amendment – Board of Direcotrs' approval: effective as of March 13, 2016